GUMBINER SAVETT INC.

January 19, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs:

We have read Item 4.01 of 5to1 Holding Corp.’s Report on Form 8-K/A filed on January 19, 2011 and agree with the statements made therein. We consent to the filing of this letter Exhibit 16.1 to the Form 8-K/A.

Yours truly

/s/Gumbiner Savitt, Inc.
Gumbiner Savitt, Inc.
Santa Monica, CA